EXHIBIT 3.14

                            CERTIFICATE OF AMENDMENT

                                       OF

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                            BANKERS TRUST CORPORATION

                                   ----------

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                      *****

1. The name of the corporation is Bankers Trust Corporation, and the name under which it was formed was BT New York Corporation.

2. The certificate of incorporation was filed by the Department of State on the 12th day of May, 1965.

3. (a) The certificate of incorporation is amended to change the name of BANKERS TRUST CORPORATION to DEUTSCHE BANK TRUST CORPORATION.

     (b)  To effect the foregoing, Article FIRST is amended to read as follows:
          "1. The name of the corporation is Deutsche Bank Trust Corporation."

4. The amendment was authorized in the following manner: By resolutions adopted by the Board of Directors of Bankers Trust Corporation at its meeting held on January 24, 2002, authorizing said action to be effective on or about April 15, 2002, followed by the Consent of Taunus Corporation which is the owner of all of the common stock (voting stock) of Bankers Trust Corporation.

[SEAL]


                                By: /s/ Lea Lahtinen
                                    ----------------
                                        Lea Lahtinen, Assistant Secretary